SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                 FORM 8 - K

                               CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of Earliest event reported): April 20, 2004


                      BRAVO! FOODS INTERNATIONAL CORP.
       (Exact name of registrant as specified in its amended charter)


            Delaware                   0-20549               62-1681831
-------------------------------      ------------       -------------------
(State or other jurisdiction of      (Commission         (I.R.S. Employer
 incorporation or organization)      File Number)       Identification No.)

                        11300 US Highway 1, Suite 202
                     North Palm Beach, Florida 33408 USA
                  (Address of principal executive offices)

                               (561) 625-1411
                        Registrant's telephone number

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        (Former name or former address if changed since last report)

Item 9.  Regulation FD Disclosure

                           Public Conference Call
                           ----------------------

      On April 27, 2004, the Company conducted a public conference call to announce and discuss the results contained in its Form 10-KSB for the year 2003, filed on April 14, 2004. The following matters were discussed at that conference call:

New Retail Outlets Added for Sales of the Company's Products
------------------------------------------------------------
 Not Previously Announced
 ------------------------

      Since year-end 2003, the Company has been in a transition period with the development and introduction of four new Slammers(R) product lines as reported in its Form 8-K, filed on April 20, 2004. In addition to the 5,300 authorized 7-Eleven stores , previously announced on March 3, 2004, the company has added supermarket chains representing a total of 3,288 new stores, including Ralph's on the West Coast, HEB in Texas, Food Lion, Albertson's in Florida, Bi-Lo in Georgia and the Carolinas, A&P in New


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England, Super Fresh and Mars in Maryland, Farmer Jacks in Michigan, A&P in
New Orleans, Waldbaums and Pathmark in the NYC metro region, Wal-Mart in its 1220 Super Centers on a promotional trial basis, Super Target's 119 stores, and Associated Grocers, Met Foods, Pioneer, Gristedes, Krasdale, King Kullen and Kings in New York.

      The Company reported that chains and stores representing an additional 11,559 outlets have expressed an interest in the Company's new products and are in the process of evaluating whether to carry the new lines.

New Distributors Added for Sales of the Company's Products
----------------------------------------------------------
 Not Previously Announced
 ------------------------

      The Company announced the creation of an extensive distribution network for its new lines of Slammers(R) products, including Bareman in Detroit, Velda Farms in Florida, Berkley Farms in California, Oak Farms in the Dallas - Fort Worth region, Sinton Dairy in Colorado, Prairie Farms in St. Louis, MarvaMaid in Virginia and Maryland, Tuscan/Lehigh in NY, NJ and Pennsylvania, Garelick Farms in New England, White Rose in the Greater NY region, C&S Metro in the NYC area, and C&S New England.

Expected Launch of the Company's New Slammers(R) Products
---------------------------------------------------------

      The Company announced that shipment of its products were scheduled for Target that day, to 7-Eleven on May 3, and to Wal-Mart in early June 2004, in time for the "Spider-Man 2" movie release. In addition, the Company expects to have its new products shipped to stores in Middle East on May 19, 2004, in Puerto Rico (yogurt) in the second quarter 2004, and in Mexico by June 2004. There are no current plans for Canada, although the Company expects to sign a production agreement for another significant international region in this second quarter.

Update on School Programs
-------------------------

      The Company reported that the new products are more on target with Food Service Directors than the Looney Tunes line from demographic and perceived value perspectives. The Company also reported that it has been awarded bids for providing Slammers(R) products in schools by the Mississippi Department of Education, the Lee County School District in Florida, the Grand Rapids Public Schools in Michigan, the Shawnee Mission School District in Kansas and the Onalaska School District in Alaska.

New Business Model (Revenue Recognition) and Forecasts
------------------------------------------------------

      The company announced that, commencing with the first quarter 2004, it will report gross revenue in the United States on the basis of the wholesale sales of its products. In prior years, the Company reported as gross revenue the proceeds from the sale of its "kits" to dairy processors, with which it has production agreements, and the differential between the wholesale price and the "dock price" charged to the Company by its processors. Kits consist of flavor ingredients and production rights for the product utilizing the Company's owned and licensed intellectual property.


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      The Company will not utilize the sale of kits as a revenue event in the United States. The Company will have co-pack arrangements with its processors for the production of the Slammers(R) products for the Company. As a result, the Company will report higher gross revenues in the United States, offset by production costs. The Company expects that its gross margin for United States sales will be approximately 28% to 30%.

      The Company will continue to utilize the "kit" model for international sales, in recognition of the fact that, unlike the relationship of the Company with its processors in the United States, international processors are fully responsible for sales on the wholesale level in their respective countries.

      The Company anticipates gross revenues from $1.5 to $1.7 million in the second quarter 2004, which includes approximately $250,000 from international sales. The Company anticipates an increase in those revenues in the third quarter 2004.

Items 5 and 9.

                                New Financing
                                -------------

      On April 20, 2004, it entered into a Subscription Agreement with Longview Fund, LP and Alpha Capital Aktiengesellschaft for the issuance of two convertible 10% notes in the amount of $250,000 each and warrants for the purchase of, in the aggregate, 3,000,000 shares of common stock, at $0.15 per share. The notes are convertible into shares of common stock of the Company at $0.10 per common share. The notes are payable in ten monthly installments, commencing November 1, 2004. In connection with this transaction, the Company issued two additional notes in the aggregate amount of $50,000, upon identical terms as the principal notes, as a finder's fee.


                                 Signatures

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Bravo! Foods International Corp.


Date: April 28, 2004                   By:   /s/ Roy G. Warren
                                             ------------------------------
                                             Roy G. Warren,
                                             Chief Executive Officer


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